NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
(800) 848-6331

September 3, 2010

Dear Shareholders:

The enclosed Information Statement details a recent subadviser change relating to the NVIT Multi-Manager Large Cap Value Fund (the “Fund”), a series of Nationwide Variable Insurance Trust (the “Trust”).

Specifically, the Board of Trustees of the Trust (the “Board”) has approved the selection of The Boston Company Asset Management, LLC (“The Boston Company”) to serve as a new subadviser to the Fund. At the same time, the Board approved the termination of Deutsche Investment Management Americas Inc. (“DWS”) as subadviser to the Fund.  These changes became effective on June 25, 2010.  The Trust has received an exemptive order from the Securities and Exchange Commission that allows certain subadviser changes to be made without shareholder approval (the “Manager of Managers Order”).  The Manager of Managers Order instead requires that this Information Statement be sent to you.

The Board approved the replacement of DWS with The Boston Company upon the recommendation of Nationwide Fund Advisors (“NFA”), the investment adviser to the Fund.  This recommendation was based on several factors, including:

•	DWS’s communication to NFA of a plan to spin-off the core members of its investment team to form a new company and to no longer subadvise the Fund;
•	The Boston Company’s reputation for bottom-up stock selection and portfolio construction utilizing appropriate risk control guidelines;
•	The Boston Company’s well-articulated investment process; and
•	The Boston Company’s investment personnel who would be managing the Fund.

Please read the enclosed Information Statement for additional information.

We look forward to continuing to serve you and the Fund in the future.

Sincerely,

/s/Eric E. Milller
Eric E. Miller
Secretary, Nationwide Variable Insurance Trust

NATIONWIDE VARIABLE INSURANCE TRUST
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406
 (800) 848-6331

INFORMATION STATEMENT

The Board of Trustees (the “Board”) of Nationwide Variable Insurance Trust (the “Trust”) is furnishing this Information Statement with respect to the NVIT Multi-Manager Large Cap Value Fund (the “Fund”).  All owners (“Contract Owners”) of variable annuity contracts or variable life insurance policies (“variable contracts”) who, as of the date hereof, had selected the Fund as an underlying investment option within their variable contract will receive this Information Statement.  This Information Statement will be sent to Contract Owners on or about September 23, 2010. The Information Statement is also available online at www.nationwide.com/mutualfunds.  The Trust has received an exemptive order (the “Manager of Managers Order”) from the Securities and Exchange Commission (the “SEC”), which permits Nationwide Fund Advisors (“NFA”), the Fund’s investment adviser, to hire new subadvisers which are unaffiliated with NFA, to terminate subadvisory relationships and to make changes to existing subadvisory agreements with the approval of the Board, but without obtaining shareholder approval, provided, among other things, that the Fund send to its shareholders (or, in this case, the Contract Owners who have selected the Fund as an underlying investment option) an information statement describing any new subadviser within 90 days of hiring such subadviser.

WE ARE NOT ASKING YOU FOR A PROXY OR VOTING INSTRUCTIONS AND
WE REQUEST THAT YOU NOT SEND US A PROXY OR VOTING INSTRUCTIONS.

INTRODUCTION

The Fund is an investment portfolio or series of the Trust.  The Trust, on behalf of the Fund, has entered into an Investment Advisory Agreement with NFA.  Pursuant to the Investment Advisory Agreement, NFA may select one or more subadvisers for the Fund and supervises the Fund’s daily business affairs, subject to the supervision and direction of the Board.  NFA selects subadviser(s) it believes will provide the Fund with high quality investment management services consistent with the Fund’s investment objective.  NFA is responsible for the overall monitoring of the Fund’s subadviser(s).

Effective June 25, 2010, The Boston Company Asset Management, LLC (“The Boston Company”) began serving as one of three subadvisers to the Fund, replacing Deutsche Investment Management Americas Inc. (“DWS”). As a result of this change, the assets of the Fund previously subadvised by DWS are now subadvised by The Boston Company.

The Boston Company is independent of NFA and discharges its responsibilities subject to the oversight and supervision of NFA and the Board.  The Boston Company is paid by NFA from the fees NFA receives from the Fund.  In accordance with procedures adopted by the Board, each subadviser of the Fund may effect portfolio transactions through an affiliated broker-dealer that receives brokerage commissions in connection therewith as permitted by applicable law.

The purpose of this Information Statement is to report the selection of The Boston Company, located at One Boston Place, 14th Floor, Boston, MA 02108, as a new subadviser of a portion of the Fund’s assets.  The Boston Company began serving as a subadviser to the Fund on June 25, 2010, following action taken by the Board on June 16, 2010 to approve The Boston Company as a subadviser to the Fund.  The decision by the Board to approve The Boston Company as a subadviser, as well as other important information, is described in more detail below.

RECOMMENDATION TO APPROVE SUBADVISER

The Fund consists of three portions managed by different subadvisers.  As part of NFA’s duties to select and supervise the Fund’s subadvisers, NFA is responsible for communicating performance expectations to, and evaluating the performance of, each subadviser and recommending to the Board whether new subadvisers should be hired or whether a subadviser’s contract with the Trust should be renewed, modified or terminated.  NFA periodically provides written reports to the Board describing the results of its evaluation and monitoring functions.

DWS had managed a portion of the Fund (the “Portion”) since the Fund’s inception in March 2008.  In February 2010, DWS informed NFA that most of the members of the investment team that had been managing the Portion would be spun-off from DWS to form a new company, and that DWS did not intend to subadvise the Fund following the spin-off transaction.  In view of this information, NFA conducted a formal search for a subadviser that would replace DWS on or before the date of the spin-off transaction. NFA employed a subadviser selection process that was driven by certain qualitative and quantitative criteria, including performance record, investment strategies, and strength and depth of management, as well as operational adequacy, systems infrastructure and internal procedures.  For those potential subadvisers that met the performance and operational requirements, a number of other factors were applied, including how the potential subadviser’s strategy had performed during both up and down markets, and whether it had kept its risk level within a reasonable range of the benchmark index (Russell 1000® Value Index).  Discussions and on-site due diligence visits were then conducted with the potential subadvisers that met NFA’s qualitative and quantitative measures. NFA then recommended that the Board approve the appointment of the new subadviser, thereby terminating DWS as a subadviser to the Fund.

The Boston Company

Of the potential subadvisers that were evaluated, NFA found The Boston Company to be the most qualified and appropriate candidate to subadvise the Portion, considering the results of a detailed due diligence process as well as the Fund’s investment objective and strategies.  The Boston Company’s investment philosophy is value oriented, research driven and risk controlled, based on the belief that the best investment opportunities are discovered with in-depth, bottom-up stock research (i.e., based on factors that are specific to individual companies). The Boston Company invests in a manner that is often referred to as relative value. This means that it seeks stocks that are attractively valued relative to the overall market, the industry sector in which the issuer participates, or even its own stock history. The Boston Company believes that attractive valuation, fundamental research and business improvement are leading indicators that normally point toward successful investments over time and that a bottom-up process focused on individual stock selection is both repeatable and applicable to most market environments.

The Portion is now managed by Brian Ferguson and R. John Bailer, CFA, Senior Managing Director and Managing Director of The Boston Company, respectively.  Messrs. Ferguson and Bailer are jointly responsible for the day-to-day portfolio management of the Portion of the Fund.

Mr. Ferguson is the Director of US Large Capitalization Equities and the Senior Portfolio Manager on the Dynamic Large Cap Value strategy. Mr. Ferguson also functions as the team analyst responsible for the healthcare and Industrials sectors. He has 19 years of industry experience and has been with the firm since 1997. Mr. Ferguson received a BA in Economics and International Relations from Bucknell University and an MBA from Columbia University’s Business School.

Mr. Bailer is an Associate Portfolio Manager on the Dynamic Large Cap Value strategy and functions as the team analyst responsible for the consumer, materials, technology, and telecommunication sectors. He has 17 years of industry experience and has been with the firm since 1992. Mr. Bailer graduated with distinction from Babson College with a BS in Accounting and Management Information Systems. He received an MS in Finance from Boston College. He holds the Chartered Financial Analyst designation and is a member of CFA Institute and The Boston Security Analysts Society.

Based on the foregoing considerations, NFA recommended to the Board that The Boston Company be approved as a subadviser to the Fund.

BOARD CONSIDERATIONS

At a Board meeting held in-person on June 16, 2010, the Board, including the Trustees who are not considered “interested persons” under the Investment Company Act of 1940 (the “1940 Act”) (“Independent Trustees”), discussed and unanimously approved The Boston Company as a subadviser to the Fund, replacing DWS.  The Trustees were provided with detailed materials relating to The Boston Company in advance of and at the meeting.  The material factors and conclusions that formed the basis for the approval are discussed below.

       The Nature, Extent, and Quality of the Services Provided by The Boston Company, as Subadviser. The Board considered the situation presented by the spinning-off to a new company of DWS’s investment team, including its portfolio management and research personnel, as well as the fact that the new company would start a business with new operations, systems, vendors and procedures.  The Board also reviewed DWS’s performance record for the one-year and two-year periods ending March 31, 2010, noting that the returns for each period had lagged the Fund’s benchmark, the Russell 1000® Value Index. The Board reviewed The Boston Company’s investment strategy for large cap value equity products as well as The Boston Company’s process and performance record with respect to large cap value equity portfolios. The Board also examined and considered the experience of the investment personnel of The Boston Company that would be managing the Fund.

Investment Performance.  The Board evaluated the Fund’s investment performance and considered the performance of the portfolio managers who were expected to manage the Fund on behalf of The Boston Company.  The Board also reviewed the comparative performance of the Fund, including each of the three portions that are managed by different subadvisers, based on data provided by Lipper.  The Trustees concluded that thehistorical investment performance record of the portfolio managers who were expected to manage the Fund on behalf of The Boston Company, in combination with various other factors, supported a decision to approve the subadvisory agreement.

Fee Level.  The Board considered the Fund’s overall fee level and noted that the overall expenses of the Fund would remain the same under the subadvisory agreement, as The Boston Company’s fees are paid out of the advisory fee that NFA receives from the Fund.  The Board noted that NFA would realize a benefit over the current subadvisory fee structure with DWS to the extent that the assets managed by The Boston Company were to exceed $500 million, as the subadvisory fee structure with DWS called for 0.25% on assets of $500 million or more, whereas the subadvisory fee structure with The Boston Company called for 0.20% on assets at that breakpoint level.  The Board secured NFA’s agreement that any savings generated by virtue of the new breakpoint structure would be shared equally with shareholders in the form of NFA fee waivers.   The Board concluded that the subadvisory fees to be paid to The Boston Company were fair and reasonable in relation to the services and benefits provided to the Fund.

Economies of Scale.  The Board noted that the Fund’s current advisory and subadvisory fee schedules include breakpoints that are intended to result in fee reductions to shareholders over time as assets increase.

Profitability; Fall-Out Benefits.  The Board considered the factor of profitability to The Boston Company as a result of the subadvisory relationship with the Fund.  In addition, the Board considered whether any “fall-out” or ancillary benefits would accrue to The Boston Company as a result of its relationship with the Fund.    However, since The Boston Company’s subadvisory relationship is new with respect to the Fund, it was not possible to accurately assess either factor at this time.

Terms of the Subadvisory Agreement.  The Board reviewed the terms of the subadvisory agreement and noted that the non-compensatory terms are substantially similar in all material respects as the terms of the subadvisory agreements that the Trust currently has in place with other unaffiliated subadvisers.  The Board concluded that the terms were fair and reasonable.

Conclusion.  Based on this information, the Board, including all of the Independent Trustees, concluded that the nature, extent and quality of the subadvisory services to be provided by The Boston Company were appropriate for the Fund in light of its investment objective.  The totality of multiple factors taken together, instead of any single factor, informed the Board’s decision.  The Board concluded that the approval of the subadvisory agreement was in the best interests of the Fund and its shareholders and unanimously approved the subadvisory agreement.

THE SUBADVISORY AGREEMENT

The subadvisory agreement with The Boston Company, dated June 25, 2010 (the “Agreement”), was approved by the Board on June 16, 2010.  In accordance with the Manager of Managers Order, the Agreement will not be submitted to the Fund’s shareholders for their approval.  The following is a brief summary of the material terms of the Agreement.

Term.  The Agreement has an initial term that expires on May 1, 2012 and continues for successive one-year terms thereafter as long as its continuance is approved by the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval. The Agreement can be terminated on not more than 60-day written notice by NFA, the Trust on behalf of the Fund, a majority of the outstanding voting securities of the applicable Fund, or The Boston Company. The Agreement terminates automatically if assigned by any party.

Fees.  Under the Agreement, the annual fee payable by NFA to The Boston Company (as a percentage of the Fund’s average daily net assets) is set forth in the table attached as Exhibit A. The overall advisory fee of the Fund would remain the same under the Agreement, as The Boston Company’s fee is paid out of the advisory fee that NFA receives from the Fund.

Duties.  Under the Agreement, NFA is responsible for assigning all or a portion of the Fund’s assets to The Boston Company and for overseeing and reviewing the performance of The Boston Company.  The Boston Company is required to manage the Fund in accordance with the Fund’s investment objective and policies, subject to the supervision of NFA and the Board.

Brokerage.  Under the Agreement, The Boston Company is authorized to purchase and sell securities on behalf of the Fund through brokers or dealers The Boston Company selects and to negotiate commissions to be paid on such transactions.  In doing so, The Boston Company is required to use reasonable efforts to obtain the most favorable price and execution available but is permitted, subject to certain limitations, to pay brokerage commissions that are higher than what another broker might have charged in return for brokerage and research services.

Indemnification.  Under the Agreement, The Boston Company and its affiliates and controlling persons cannot be held liable to NFA, the Trust, the Fund or the Fund’s shareholders in the absence of willful misfeasance, bad faith, gross negligence, reckless disregard of its duties under the Agreement or violation of applicable law.

The Boston Company is required, under the Agreement, to indemnify NFA, the Trust, the Fund and their respective affiliates and controlling persons for any liability or expenses sustained by them as a result of The Boston Company’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law, as well as under certain other circumstances.  The Agreement also contains provisions pursuant to which NFA is required to indemnify The Boston Company for any liability and expenses which may be sustained by The Boston Company unless they were the result of The Boston Company’s willful misfeasance, bad faith, gross negligence, reckless disregard of its duties or violation of applicable law.

Regulatory Pronouncements.  The Agreement also includes provisions arising from regulatory changes.  These provisions include a requirement that The Boston Company establish and maintain written proxy voting procedures in compliance with current applicable laws and regulations, including, but not limited to, Rule 30b1-4 under the 1940 Act.  Also, the provisions include language required by Rule 17a-10 under the 1940 Act that permits The Boston Company to execute securities transactions under limited circumstances through broker-dealers deemed to be affiliated with the Fund, subject to certain prohibitions on consultations between The Boston Company and other subadvisers to funds affiliated with the Fund.

Further Information. The foregoing description of the Agreement is only a summary and is qualified in its entirety by reference to the text of the Agreement.  A copy of the Agreement is on file with the SEC and is available (i) in person at the SEC’s Public Reference Room in Washington, D.C. (upon payment of any applicable fees); (ii) by mail by sending your request to SEC Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549-0102 (upon payment of any applicable fees); or (iii) at the SEC’s website - http://www.sec.gov - through the EDGAR system.

OTHER INFORMATION ABOUT THE BOSTON COMPANY

The Boston Company is located at One Boston Place, 14th Floor, Boston, MA 02108.  The following table sets forth the name and principal occupation of the principal executive officer and each director of The Boston Company.  The address of each person listed below is One Boston Place, 14th Floor, Boston, MA 02108.

Name	Title
David H. Cameron, CFA	Chairman, President, CEO, TBCAM
Corey Griffin	Manager, TBCAM
Ron O’Hanley	Vice Chairman, BNY Mellon Corporation
Cyrus Taraporevala	Head of North American Distribution, BNY Mellon AM
Edward Ladd	Chairman Emeritus, Standish
Scott E. Wennerholm	Chief Operating Officer, BNY Mellon AM
Philip N. Maisano	Chief Investment Strategist, BNY Mellon Asset Management; CIO, Dreyfus BNY Mellon Asset Management

The Boston Company is a wholly-owned subsidiary of Mellon Financial Corporation.

MORE ABOUT FEES AND EXPENSES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the table attached as Exhibit B.

During the fiscal year ended December 31, 2009, the Fund paid the amount to NFA as set forth in the table attached as Exhibit C.

ADDITIONAL INFORMATION

NFA serves as the Fund’s investment adviser pursuant to an Investment Advisory Agreement that was last approved by the Board, including the Independent Trustees, on March 10, 2010.  The Investment Advisory Agreement was last approved by Fund shareholders on April 25, 2007.  The key features of the Investment Advisory Agreement are described below.

Advisory Services. Under the Investment Advisory Agreement, NFA, subject to the supervision and direction of the Board: (i) sets overall investment strategy for the Fund; (ii) has overall supervisory responsibility for the general management and investment of the Fund’s assets; (iii) determines the allocation of assets among one or more subadvisers, if any; and (iv) has full investment discretion to make all determinations with respect to the investment of the Fund’s assets not otherwise assigned to a subadviser.  With regard to subadvisers, NFA, subject to the supervision and direction of the Board: (i) researches and evaluates each subadviser, if any; (ii) performs initial due diligence on prospective subadvisers; (iii) monitors each subadviser’s ongoing performance; (iv) communicates performance expectations and evaluations to each subadviser; and (v) recommends to the Board whether a subadviser’s contract should be renewed, modified or terminated. NFA also is responsible for recommending changes or additions to the subadvisers and is responsible for compensating each subadviser.  Finally, NFA is responsible for providing periodic reports to the Board concerning the Fund’s business and investments as the Board requests.

Continuance. The Investment Advisory Agreement may be continued from year to year by a majority vote of the Board or by a vote of a majority of outstanding shares of the Fund, provided that, in either case, the terms and the renewal have been approved by the vote of a majority of the Independent Trustees, cast in person, at a meeting called for the purpose of voting on such approval.

Termination. The Investment Advisory Agreement provides that it may be terminated, without the payment of any penalty by vote of a majority of the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund, or by NFA, in each case, upon not more than 60-day written notice to the other party.  The Investment Advisory Agreement also provides that it will automatically and immediately terminate in the event of its assignment.

As of June 25, 2010, the Fund had issued outstanding shares in the amounts as set forth in the table attached as Exhibit D.

As of June 25, 2010, to the Trust’s knowledge, no person, except as set forth in the table at Exhibit E, had or shared voting or investment power over more than 5% of the outstanding shares of any class of the Fund.

As of June 25, 2010, the Executive Officers and Trustees of the Trust as a group owned less than 1% of the outstanding shares of any class of the Fund.

Although Contract Owners are not being asked to vote on the approval of The Boston Company as a subadviser to the Fund, the Trust is required by the rules of the SEC to summarize the voting rights of Contract Owners.  Whenever a matter affecting the Fund requires shareholder approval, a shareholder meeting generally will be held and a proxy statement and proxy/voting instruction forms will be sent to the Fund’s shareholders and to Contract Owners who have selected the Fund as an underlying mutual fund option.  Shares of the Fund are available exclusively as a pooled funding vehicle for variable contracts offered by the separate accounts, or sub-accounts thereof, of certain life insurance companies (“Participating Insurance Companies”).  The Participating Insurance Companies own shares of the Fund as depositors for the Contract Owners.  Thus, individual Contract Owners do not vote on such matters directly because they are not shareholders of the Fund. Rather, the Participating Insurance Companies and their separate accounts are shareholders and will then vote the shares of the Fund in accordance with Contract Owners’ voting instructions.  If voting instructions are not received, the separate accounts will vote the shares of the Fund for which voting instructions have not been received in proportion (for, against, or abstain) to those for which timely voting instructions have been received.  As a result, those Contract Owners that choose to vote, as compared with their actual percentage of ownership of the Fund, may control the outcome of the vote.  Each share of the Fund is entitled to one vote, and each fraction of a share is entitled to a proportionate fractional vote.  Contract Owners will also be permitted to revoke previously submitted voting instructions in accordance with instructions contained in the proxy statement sent to the Fund’s shareholders and to Contract Owners.

The foregoing description of Contract Owner voting rights with respect to the Fund is only a brief summary of these rights.  Whenever shareholder approval of a matter affecting the Fund is required, the proxy statement sent to shareholders and to Contract Owners will fully describe the voting rights of Contract Owners and the voting procedures that will be followed at the shareholder meeting.

Currently, Nationwide Fund Distributors LLC (“NFD”), an affiliate of NFA, acts as the Trust’s principal underwriter.  Under the terms of a Joint Fund Administration and Transfer Agency Agreement, Nationwide Fund Management LLC (“NFM”), an indirect wholly owned subsidiary of Nationwide Financial Services, Inc. (“Nationwide Financial”), provides various administrative and accounting services, including daily valuation of the Fund’s shares, preparation of financial statements, tax returns, and regulatory reports, and presentation of quarterly reports to the Board of Trustees.  NFM also serves as transfer agent and dividend disbursing agent for the Fund.  The address for NFA, NFD and NFM is 1000 Continental Drive, Suite 400, King of Prussia, Pennsylvania 19406.

NFA is a wholly owned subsidiary of Nationwide Financial, a holding company which is a direct wholly owned subsidiary of Nationwide Corporation. All of the common stock of Nationwide Corporation is held by Nationwide Mutual Insurance Company (95.2%) and Nationwide Mutual Fire Insurance Company (4.8%), each of which is a mutual company owned by its policyholders. The address for each of Nationwide Financial, Nationwide Corporation, Nationwide Mutual Insurance Company and Nationwide Mutual Fire Insurance Company is One Nationwide Plaza, Columbus, Ohio 43215.

No Officer or Trustee of the Trust is an officer, employee, or director of The Boston Company, nor do any such Officers or Trustees own securities issued by The Boston Company or have any other material direct or indirect interest in The Boston Company.

The Trust will furnish without charge, a copy of the Trust’s most recent Annual Report to shareholders and Semiannual Report to shareholders succeeding the Annual Report, if any, upon request. This request may be made either by writing to the Trust at the address contained on the first page of this Information Statement or by calling toll-free (800) 848-6331. The Annual Report and the Semiannual Report will be mailed to you by first-class mail within three business days of receipt of your request.

By Order of the Board of Trustees of Nationwide Variable Insurance Trust,

/s/Eric E. Miller
Eric E. Miller, Secretary

September 3, 2010

EXHIBIT A

SUBADVISORY FEES

The annual fee payable by NFA to The Boston Company (as a percentage of the Fund’s average daily net assets under The Boston Company’s management) is set forth in the following table.

Fund Name	Subadvisory Fees
NVIT Multi-Manager Large Cap Value Fund	0.35% on Subadviser Assets up to $100 million; 0.30% on Subadviser Assets of more than $100 million but less than $500 million; and 0.20% on Subadviser Assets of $500 million and more.

A-1

EXHIBIT B

INVESTMENT ADVISORY FEES

The Fund pays NFA an investment advisory fee at an effective annual rate (as a percentage of the Fund’s average daily net assets) as set forth in the following table.

Fund Name	Advisory Fees
NVIT Multi-Manager Large Cap Value Fund	0.65% on assets up to $1 billion; and 0.60% on assets of $1 billion and more.

B-1

EXHIBIT C

INVESTMENT ADVISORY FEES PAID TO NFA

The chart below sets forth the investment advisory fees paid by the Fund to NFA for the fiscal year ended December 31, 2009. The amount indicated is net of waivers and reimbursements.

Fund	Advisory Fees
NVIT Multi-Manager Large Cap Value Fund	$1,329,743

C-1

EXHIBIT D

As of June 25, 2010, the Fund had issued outstanding the shares in the amount set forth in the table below.

Fund	Number of Shares Outstanding
NVIT Multi-Manager Large Cap Value Fund Class I	3,789,383.725
NVIT Multi-Manager Large Cap Value Fund Class II	5,592,011.498
NVIT Multi-Manager Large Cap Value Fund Class Y	45,345,224.094

D-1

EXHIBIT E

As of June 25, 2010, to the Trust’s knowledge, no person, except as set forth in the table below, had or shared voting or investment power over more than 5% of the outstanding shares of any class (collectively, the “shares”) of the Fund:

Name and Address of Shareholder	Number of Shares Beneficially Owned	Percentage of the class Held by the Shareholder
NVIT Multi-Manager Large Cap Value Fund Class I
Nationwide Life Insurance Company NWVA9 C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	1,299,545.630	34.29%
Nationwide Life Insurance Company NWVLI4 C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	809,960.020	21.37%
Nationwide Life Insurance Company Attn Pamela Smith One Nationwide Plaza Columbus OH 43215-2220	524,769.101	13.85%
Nationwide Life Insurance Company NWVAII C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	483,888.504	12.77%
Nationwide Life Insurance Company PMLIC-VLI C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	216,825.021	5.72%
Nationwide Life Insurance Company NWVLI2 C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	206,989.560	5.46%
NVIT Multi-Manager Large Cap Value Fund Class II
Nationwide Life Insurance Company NWVAII C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	4,482,456.771	80.16%
Nationwide Life Insurance Company NWVA9 C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	571,139.388	10.21%
Nationwide Life Insurance Company NWVA7 C/O IPO Portfolio Accounting PO Box 182029 Columbus OH 43218-2029	536,766.506	9.60%

E-1

NVIT Multi-Manager Large Cap Value Fund Class Y
Cardinal Capital Appreciation C/O Citi Fund Services 3435 Stelzer Rd Columbus OH 43219	14,550,767.105	32.09%
Cardinal Moderate C/O Citi Fund Services 3435 Stelzer Rd Columbus OH 43219	13,166,488.266	29.04%
Cardinal Balanced C/O Citi Fund Services 3435 Stelzer Rd Columbus OH 43219	8,301,628.618	18.31%
Cardinal Moderately Aggressive C/O Citi Fund Services 3435 Stelzer Rd Columbus OH 43219	4,303,512.825	9.49%
Cardinal Moderately Conservative C/O Citi Fund Services 3435 Stelzer Rd Columbus OH 43219	2,967,650.461	6.54%

E-2